 Table of Contents

EXHIBIT 15.2

August 23, 2006

PacifiCorp
Portland, Oregon

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PacifiCorp and subsidiaries for the three-month period ended June 30, 2006, and have issued our report dated August 4, 2006 (which included an explanatory paragraph noting the prior period financial statements were not audited or reviewed by us). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Portland, Oregon